Exhibit 23.1

Bush & Associates CPA

To Whom It May Concern:

We hereby consent to the incorporation by reference into the Registration Statements of Richtech Robotics Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated January 4, 2024 on the balance sheet of Richtech Robotics Inc. as of September 30, 2023, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)
Henderson, Nevada
August 27, 2024

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com